UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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[  ] Preliminary Information Statement

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Series Portfolios Trust

(Name of Registrant As Specified In Its Charter)

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SERIES PORTFOLIOS TRUST
HIGHMORE MANAGED VOLATILITY FUND
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

 September 7, 2017

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF
INFORMATION STATEMENT

This Notice presents only an overview of the more complete Information Statement that is available to you on the Internet relating to the Highmore Managed Volatility Fund (the “Fund”), a series of Series Portfolios Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

Overview of Information Statement

The Information Statement describes the approval of a trading sub-advisor to the Fund.  Specifically, the Board of Trustees of the Trust (the “Board of Trustees”) has approved a new trading sub-advisory agreement among the Trust, on behalf of the Fund; Highmore Group Advisors, LLC (“Highmore”), the investment advisor to the Fund; and Centurion Investment Management LLC (“Centurion”) (the “Trading Sub-Advisory Agreement”).

The Board of Trustees reviewed and approved Centurion to act as a trading sub-advisor to the Fund at a meeting held on July 20, 2017. Under the Trading Sub-Advisory Agreement, Centurion will provide trading services for a portion of the Fund’s assets as determined by the Advisor, principally through investments in futures.

Highmore and the Trust are operating pursuant to an exemptive order (the “Manager of Managers Order”) received from the U.S. Securities and Exchange Commission.  This Manager of Managers Order permits Highmore, subject to certain conditions, to enter into a new sub-advisory agreement with an unaffiliated sub-advisor or to materially amend the terms of an existing sub-advisory agreement, provided the new agreement or the changes to an existing agreement are approved by the Board of Trustees, including a majority of Trustees who are not parties to the agreement nor are interested persons, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), without obtaining shareholder approval. Pursuant to the Manager of Managers Order, the Board of Trustees approved the Trading Sub-Advisory Agreement among the Trust, on behalf of the Fund; Highmore; and Centurion, effective July 21, 2017, at an in-person meeting held on July 20, 2017. The Manager of Managers Order requires that this Information Statement be provided to shareholders of the Fund.

By sending you this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing you a paper copy.  You may print and view the full Information Statement on the Fund’s website at http://www.highmorefunds.com/ until at least December 6, 2017.  You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at Highmore Managed Volatility Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 1-844-HMRFUND (844-467-3863) by December 6, 2017.  If you do not request a paper or email copy by this date, you may not otherwise receive a copy.

In an effort to decrease cost, the Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders.  If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Highmore Managed Volatility Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or by calling (toll-free) 1-844-HMRFUND (844-467-3863).

If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you for requesting a copy.

SERIES PORTFOLIOS TRUST
HIGHMORE MANAGED VOLATILITY FUND
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW TRADING SUB-ADVISOR

A Notice of Internet Availability of this Information Statement is being mailed on or about September 7, 2017 to shareholders of record as of July 31, 2017 (the “Record Date”). This Information Statement is being furnished to you by the Board of Trustees (the “Board”) of Highmore Managed Volatility Fund (the “Fund”), a series of Series Portfolios Trust (the “Trust”), a Delaware statutory trust with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Trust and the investment advisor to the Fund, Highmore Group Advisors, LLC (“Highmore” or the “Advisor”), received from the U.S. Securities and Exchange Commission (the “SEC”). Under the Manager of Managers Order, the Advisor may, subject to certain conditions, enter into a new sub-advisory agreement with an unaffiliated sub-advisor or materially amend the terms of an existing sub-advisory agreement, provided the new agreement or the changes to the existing agreement are approved by the Board, including a majority of Trustees who are not interested persons, as defined in the 1940 Act, without obtaining shareholder approval. The Manager of Managers Order requires that an Information Statement (or Notice of Internet Availability of Information Statement) be provided to shareholders of the Fund.

This Information Statement is being sent to the shareholders of the Fund to provide them with information about a new trading sub-advisory agreement among the Trust, on behalf of the Fund, Highmore, and Centurion Investment Management LLC (“Centurion”), as a trading sub-advisor for the Fund effective July 21, 2017 (the “Trading Sub-Advisory Agreement”).  Hereinafter, Centurion may also be referred to as the “Trading Sub-Advisor.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT:
This Information Statement is available at
http://www.highmorefunds.com/managed-volatility-fund/

THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND NO ACTION IS REQUESTED ON YOUR PART.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

The Advisor will bear the expenses incurred with printing, mailing and filing this Information Statement.  One Notice of Internet Availability of this Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

THE FUND’S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, ONCE THE FUND HAS COMPLETED ITS FIRST FISCAL YEAR,WILL BE AVAILABLE FREE OF CHARGE ON THE INTERNET AT HTTP://WWW.HIGHMOREFUNDS.COM/, BY WRITING TO THE FUND AT HIGHMORE MANAGED VOLATILITY FUND, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR CALLING 1-844-HMRFUND (844-467-3863).

INTRODUCTION

The Advisor serves as the investment manager to the Fund. The Advisor employs a “manager of managers” structure in managing the assets of the Fund. In order to avail itself of the manager of managers structure, the Advisor and the Trust requested and received an exemptive order from the SEC on June 20, 2017 (the “Manager of Managers Order”).

Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of a fund. The Manager of Managers Order exempts the Advisor and the Trust from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements or to materially amend the terms of an existing sub-advisory agreement on behalf of the Trust without shareholder approval. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of a sub-advisor to the Board.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Manager of Managers Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the Fund will notify its shareholders of the changes. This Information Statement provides such notice of the changes and presents details regarding Centurion and the Trading Sub-Advisory Agreement.

INVESTMENT ADVISOR

Highmore Group Advisors, LLC, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011, has served as advisor to the Fund since its inception on November 1, 2016 pursuant to an Investment Advisory Agreement dated October 11, 2016 (the “Advisory Agreement”). The Advisory Agreement was initially approved by the Board on October 11, 2016, and was submitted to a vote of, and was approved by, the initial shareholder of the Fund on November 1, 2016. The Advisory Agreement remains effective for an initial two-year period, following which the Advisory Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to the Advisory Agreement nor interested parties thereof as defined in the 1940 Act (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. The Advisory Agreement may be terminated by the Trust on behalf of the Fund at any time without penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund upon not more than sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to the Fund. The Advisory Agreement will also terminate automatically in the event of its assignment as defined in the 1940 Act.

Pursuant to the Advisory Agreement, the Advisor is responsible for management oversight, as well as providing compliance, sales, marketing, and operations services to the Fund. The Advisor is also responsible for selecting the Fund’s sub-strategies, identifying and retaining sub-advisors, and for determining the amount of Fund assets to allocate to each sub-advisor. The Advisor may also directly manage a portion of the assets in the Fund, and is responsible for the oversight of the sub-advisors on a day-to-day basis.

For its services, the Fund pays the Advisor a monthly management fee that is calculated at the annual rate of 1.80% of the Fund’s average daily net assets, and from this management fee, the Advisor pays each sub-advisor and trading sub-advisor a fee.

In addition, the Advisor has contractually agreed to reduce its management fees and/or absorb expenses of the Fund until at least November 1, 2018, to ensure that total annual fund operating expenses after fee waiver and/or expense reimbursement (excluding front end or contingent deferred sales loads, Rule 12b-1 fees, shareholder servicing plan fees, taxes, leverage/borrowing interest, interest expense, dividends paid on short sales, brokerage and other transactional expenses, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization, or extraordinary expenses) will not exceed 2.25% of the average daily net assets of each of the Fund’s share classes. The Advisor may request recoupment of previously waived fees and paid expenses from the Fund for three fiscal years from the date they were waived or paid, provided that the Fund is able to make the recoupment without exceeding the lesser of the Expense Cap (i) in effect at the time of the waiver or reimbursement, or (ii) in effect at the time of recoupment.

For the fiscal period ended June 30, 2017, the Advisor received $482,203.20 for its advisory services.

TRADING SUB-ADVISOR

On July 20, 2017, the Board of Trustees approved a trading sub-advisory agreement among the Trust, on behalf of the Fund; the Advisor; and Centurion, located at 200 South Executive Drive, Suite 101, Brookfield, WI 53005. Stefan Behling, General Partner of Centurion, and Umran Zia, Chief Executive Officer of Centurion, each may be considered control persons of Centurion due to their ownership of 25% or more of the Trading Sub-Advisor’s outstanding shares.

Description of the Trading Sub-Advisory Agreement

The Trading Sub-Advisory Agreement was initially approved by the Board on July 20, 2017, and remains in effect for a period of two years, to continue in subsequent years for successive periods of not more than one year if approved at least annually by (i) the Board (including the vote of a majority of the Independent Trustees), at a meeting called for the purpose of voting on such approval or (ii) if conducted, by the vote of a majority of the outstanding voting securities of the Fund.

The Trading Sub-Advisory Agreement is terminable by the Trust on behalf of the Fund, or by vote of a majority of the outstanding voting securities of a Fund, at any time, with or without cause, and without payment of any penalty.  The Trading Sub-Advisory Agreement may also be terminated by the Advisor, with or without cause and without the payment of any penalties, upon thirty (30) days’ written notice to the Fund and Centurion, and by Centurion, with or without cause, upon thirty (30) days’ written notice to the Fund and the Advisor. The Trading Sub-Advisory Agreement terminates automatically upon its assignment.

The Trading Sub-Advisory Agreement provides that Centurion, subject to the supervision of the Advisor and oversight of the Board, will provide a continuing and suitable futures trading investment program with its allocated portion of the Fund’s assets, consistent with the investment objectives, policies and restrictions as described in the Fund’s prospectus. Centurion will also perform certain other research-, administrative- and compliance-related functions in connection with the management of its allocated portion of the Fund’s assets. For its trading sub-advisory services, Centurion is entitled to receive, on a monthly basis, a fee based on a percentage of its allocated assets under management. Centurion is compensated by the Advisor from the fees paid by the Fund to the Advisor. The Fund does not pay Centurion directly.

BOARD CONSIDERATIONS FOR THE APPROVAL OF THE TRADING SUB-ADVISORY AGREEMENT

The Board considered the Trading Sub-Advisory Agreement at a meeting held on July 20, 2017. The Board was provided with an overview of the Fund, its strategies, and information with respect to the portion of the Fund’s assets to be allocated to Centurion, as reported in the Trading Sub-Advisor’s responses to a Section 15(c) questionnaire. The Board considered some of the key risks of the Fund and the services proposed by Centurion, as well as related performance information, and fee and expense information, as identified by the Trading Sub-Advisor in its Section 15(c) responses.

The Independent Trustees were assisted by legal counsel throughout the Trading Sub-Advisory Agreement review process. Independent counsel to the Independent Trustees discussed with the Board the legal standards for consideration by trustees of advisory and sub-advisory agreements. The Board considered that Centurion is not required to register with the SEC because it does not, and would not for the Fund, provide securities-related investment advice. The Board noted that Centurion’s services would be limited to non-securities, futures trading advice and other services. The Board noted that Centurion is registered with the Commodities Futures Trading Commission as a commodity pool operator and a commodity trading advisor and is a member of the National Futures Association in such capacity. Although Centurion is not an SEC registered advisor, the Board requested and considered substantially same materials and factors as it would for a registered investment advisor.  The Trustees evaluated information and factors they considered to be relevant and appropriate through the exercise of their own business judgment. The conclusions reached by the Board were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his or her conclusions with respect to the approval of the Trading Sub-Advisory Agreement.

Following its review and consideration, the Board determined that the terms of the Trading Sub-Advisory Agreement among the Trading Sub-Advisor; the Advisor; and the Trust, on behalf of the Fund, are reasonable and that the approval of the agreement is in the best interests of the Fund and its shareholders. The Board, including the Independent Trustees, unanimously approved the Trading Sub-Advisory Agreement.

Nature, Extent and Quality of Services

The Board received and considered various information regarding the nature, extent and quality of services to be provided to the Fund by the Trading Sub-Advisor under the Trading Sub-Advisory Agreement.  This information included, among other things, the qualifications, background, tenure and responsibilities the key personnel of the Trading Sub-Advisor who will be primarily responsible for the day-to-day portfolio management of the allocated portion of the Fund.  It also included information about the Trading Sub-Advisor’s plans with respect to its investment process and strategy, the methodology used to select and trade futures contracts and the overall positioning of the Fund’s portfolio with respect to the portion of Fund assets managed by the Trading Sub-Advisor. In particular, the Board considered that the Advisor proposed hiring the Trading Sub-Advisor to balance the Fund by increasing its ability to capitalize on short-term volatility, while other sub-advisors to the Fund currently focused on medium- to longer-term volatility. The Board also noted that the Trading Sub-Advisor proposed to implement a proprietary program to facilitate trading in global markets and that the Trading Sub-Advisor provides research on and conducts trades for the futures contracts to be purchased, held, and sold for its allocated portion of the Fund’s assets.

The Board evaluated the ability of the Trading Sub-Advisor, based on attributes such as its resources and reputation, its ability to attract and retain qualified professionals.  The Board further considered the compliance program and compliance record of the Trading Sub-Advisor, and that neither contained deficiencies as of the meeting. The Board also considered that the Advisor and Trust CCO had reviewed the Trading Sub-Advisor’s compliance program and record and similarly noted no deficiencies as of the meeting, and noted the Advisor’s assurances that it would continue to monitor the Trading Sub-Advisor’s compliance program and record.

Investment Performance

The Board acknowledged that the Fund has only been recently formed and has a limited investment performance record. The Board considered composite performance of the strategy proposed by the Trading Sub-Advisor, both including and excluding a commodities component, noting that the Trading Sub-Advisor would be using a similar strategy that it manages as a trading sub-advisor for other mutual funds except that the strategy to be employed for the Fund would exclude the commodities component. The Board also considered comparisons of such performance to a relevant benchmark index selected by the Trading Sub-Advisor.  The Board noted that it would have the opportunity to review the actual performance of the Fund with respect to the portion of the Fund managed by the Trading Sub-Advisor on an on-going basis and in connection with future reviews of the Trading Sub-Advisory Agreement.

Based on its consideration of the factors and information it deemed relevant, the Board concluded that the Trading Sub-Advisor’s investment performance supported the approval of the Trading Sub-Advisory Agreement.

Expenses and Trading Sub-Advisory Fee Rate

Because the Trading Sub-Advisor’s fees are paid by the Advisor, whose agreement was not being considered at the meeting, the Board did not consider the expense structure of the Fund outside of the fee to be paid to the Trading Sub-Advisor. The Board received and considered information regarding how the Trading Sub-Advisor will be compensated from the management fee paid by the Fund to the Advisor, noting that the Fund will incur no additional expenses as a result of entering into the Trading Sub-Advisory Agreement.

Based on its consideration of the factors and information it deemed relevant, including those described here, the Board determined that the Trading Sub-Advisory Agreement Rate was reasonable in light of the services to be provided under the Trading Sub-Advisory Agreement.

Profitability

The Board did not consider the profitability of the arrangement with the Trading Sub-Advisor, but noted that the Advisor negotiated the fees with the Trading Sub-Advisor at arm’s length.

Economies of Scale

Given the short operational history of the Fund, the Board acknowledged the inherent limitations of any analysis of potential economies of scale and noted that it would have an opportunity to consider economies of scale as the Fund realizes meaningful asset growth in the context of future contract renewals.

Ancillary Benefits to the Trading Sub-Advisor

The Board received and considered information regarding potential “fall-out” or ancillary benefits to the Trading Sub-Advisor, as a result of its relationship with the Fund.  Ancillary benefits could include, among others, benefits attributable to research credits generated by Fund portfolio transactions, though the Trading Sub-Advisor currently maintains no relationships with brokers which would allow the Trading Sub-Advisor to take advantage of such credits.  The Board considered that ancillary benefits could also include benefits potentially derived from an increase in the Trading Sub-Advisor’s business as a result of its relationship with the Fund (such as the ability to market to shareholders other potential financial products and services offered by the Trading Sub-Advisor, or to operate other products and services that follow investment strategies similar to those of the Fund).

Based on its consideration of the factors and information it deemed relevant, including those described here, the Board did not find that any ancillary benefits that may be received by the Trading Sub-Advisor were unreasonable.

Conclusion

Based on the Board’s deliberations and its evaluation of the information received from the Advisor and the Trading Sub-Advisor regarding the Trading Sub-Advisory Agreement and other factors and information it believed to be relevant in exercise of its reasonable business judgment, the Board, including all of the Independent Trustees, unanimously concluded that the fee structure is reasonable and approved the Trading Sub-Advisory Agreement for an initial term of two years.

ADDITIONAL INFORMATION ABOUT THE FUND

Investment Advisor

The Advisor, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011, and is controlled by Highmore Group Holdings LP by virtue of its ownership interest in the Advisor, as well as Highmore Group GP LLC, located at 120 Fifth Avenue, 6th Floor, New York, NY 10011, by virtue of its ownership interest in Highmore Group Holdings LP.

 The following table is a list of the officers of the Advisor and their positions with the Fund, if any.  The business address for the officers listed below is the same as the Advisor’s principal address.

Name	Position with Advisor	Position with Fund
Douglas A. Kamin	Chief Compliance Officer	None
Brian M. Altenburg	Partner	Co-Portfolio Manager
Dipak P. Jogia	Partner	Co-Portfolio Manager

Highmore currently does not act as investment advisor or investment sub-advisor to any registered investment companies (mutual funds) having similar investment objectives and strategies to those of the Fund.

Trading Sub-Advisor

The following table is a list of the officers of the Trading Sub-Advisor and their positions with the Fund, if any. The business address for the officers listed below is the same as the Trading Sub-Advisor’s principal address.

Name	Position with Trading Sub-Advisor	Position with Fund
Stefan Behling	General Partner	None
Umran Zia	Chief Executive Officer	None

Centurion currently does not act as trading advisor or trading sub-advisor to any registered investment companies (mutual funds) having similar investment objectives and policies to those of the Fund.

Fund Shares Owned by Certain Beneficial Owners

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of the Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.

As of the Record Date, the total shares outstanding of each Class of the Fund were:

Share Class	Shares Outstanding
Advisor Class	0
Institutional Class	6,756,001

As of the close of business on the Record Date, the following persons or entities were the only persons or entities who were record owners or, to the knowledge of the Fund, were beneficial owners of 5% or more of the Fund’s outstanding shares.

Shareholder	Shares	% Ownership	Ownership Type
NFS LLC FEBO Customers 101 101st Avenue SE Bellevue, WA 98004	6,751,547	99.9%	Beneficial

As of the close of business on the Record Date, no officers or Trustees held beneficially any shares of the Fund.

Other Service Providers

Distributor

Quasar Distributors, LLC, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202, is the principal underwriter/distributor for the shares of the Fund.  The distributor is a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc.  Shares of the Fund are offered on a continuous basis.

Administrators

U.S. Bancorp Fund Services, LLC (“USBFS”), with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202 acts as administrator to the Fund.

Fund Accountant and Transfer Agent

USBFS also serves as the Fund’s accountant, transfer agent and dividend disbursing agent under separate agreements with the Fund.

Custodian

U.S. Bank, N.A., (the “Custodian”) which has its principal office at 1555 N. Rivercenter Dr., Milwaukee, WI 53212, serves as the custodian of the Fund’s assets pursuant to a Custody Agreement between the Custodian and the Trust on behalf of the Fund.

Shareholder Proposals

The Fund is not required to hold regular meetings of shareholders each year.  Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

Householding

If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of the Notice of Internet Availability or this Information Statement will be sent to shareholders at the same address.  If you would like to receive a separate copy of the Information Statement or Annual or Semi-Annual Reports, please call 844-HMRFUND (844-467-3863) or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI  53201-0701.  If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please contact the Fund by calling or writing the Fund at the telephone number or address above.